Exhibit 10.19

Platinum Partners Value Arbitrage Fund LP

Carnegie Hall Tower

152 West 57th Street, 4th Floor

New York, New York 10019

February 12, 2013

Black Elk Energy Offshore Operations, LLC

11451 Katy Freeway, Suite

500 Houston, Texas 77079

Gentlemen:

Platinum Partners Value Arbitrage Fund LP (“Consultant”) is pleased to set forth our agreement to provide you, Black Elk Energy Offshore Operations, LLC (the “Company”), with financial consulting services on the following terms and conditions:

1.	Consulting Services.

The financial consulting services to be provided by us shall include:

(a) Analysis and assessment of the Company’s business and financial condition and its potential violation of financial covenants contained in its bank credit facility.

(b) Discussions with the Company and holders of its Senior Secured Notes as well as its senior bank lenders regarding options, including possibility of equity financings and non-core asset divestitures, to remain in compliance with its financial covenants or to negotiate new financial covenants and avoid defaulting on its loans; and

(c) Coordination of the activities above with the Company’s lawyers, accountants and other professionals.

2.	Consideration.

As full consideration for its consulting services, the Company will issue to the Consultant’s designee, PPVA Black Elk (Equity) LLC, as of the date hereof Class B Units equal to 1% of the outstanding Class B Units.

3.	Expenses.

The Company will reimburse the Consultant for all out-of-pocket expenses, including legal and accounting fees, incurred by the Consultant in the performance of its duties hereunder. Such expenses will be billed on a monthly basis as incurred. Notwithstanding the foregoing limitations of the Consultant in connection with any transaction on behalf of the Company shall be for the account of the Company.

Black Elk Energy Offshore Operations, LLC

February 12, 2013

4.	Term.

The term of this Agreement shall end on December 1, 2013 and may be extended thereafter upon agreement by the parties hereto.

5.	Termination.

Notwithstanding anything to the contrary contained in Section 4 hereof, this Agreement may be terminated by the Company, at any time, upon at least ten days’ prior written notice to the Consultant; provided, however, that notwithstanding such termination, the Consultant shall retain the consideration referred to in Section 2 hereof.

6.	Indemnification.

The Company shall indemnify the Consultant and hold it harmless from and against any losses, claims, damages or liabilities to which the Consultant may become subject arising in any manner of out or in connection with the Consultant’s rendering of services hereunder, provided, however, that the Consultant shall not be indemnified to the extent such loss is the result of the Consultant’s willful misconduct or gross negligence.

7.	Miscellaneous Provisions.

This Agreement (i) may only be modified by a written instrument executed by both the Company and the Consultant; (ii) shall be governed by the laws of the State of New York applicable to agreements made and to be performed entirely therein; (iii) constitutes the entire agreement between the Company and the Consultant with respect to the subject matter hereof; and (iv) shall be binding upon and, inure to the benefit of the Company and the Consultant and their respective successors and assigns. Other than as set forth in Section 3 hereof, neither party shall be responsible for any costs or expenses incurred by the other in connection with their efforts hereunder.

Black Elk Energy Offshore Operations, LLC

February 12, 2013

If this letter correctly reflects our understanding, please sign the enclosed copy hereof and return it to us, at which time it will become a binding agreement with respect to the subject matter hereof.

Very truly yours,

PLATINUM PARTNERS VALUE ARBITRAGE FUND LP

By:	/s/ David Levy

Accepted and Agreed:

BLACK ELK ENERGY OFFSHORE OPERATIONS, LLC

By:	/s/ John Hoffman